Exhibit 99.1
BOB EVANS FARMS ANNOUNCES FIRST-QUARTER FINANCIAL RESULTS
Company reaffirms guidance, declares dividend and adds new member to Board of Directors
COLUMBUS, Ohio — Aug. 13, 2007 — Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced financial results for the fiscal first quarter ended July 27, 2007. To view additional first quarter 2008 financial information, please see the Company’s Current Report on Form 8-K filed in conjunction with this news release, or go to the Company’s Web site at www.bobevans.com, click on Investors and then Company News and Events.
Reported net income was $13.3 million, or $0.38 per share on a diluted basis, compared with $13.1 million, or $0.36 per share, a year ago. Included in this year’s reported results are net pretax gains of $1.1 million (approximately $0.02 per share) on the sale of restaurant assets in the first quarter of fiscal 2008, compared to net pretax gains of $2.9 million (approximately $0.05 per share) in the first quarter of fiscal 2007.
The Company’s reported consolidated results include the impact of the items noted below:
•	Net sales — Net sales were $424.6 million in the first quarter of 2008 compared to $403.4 million in the first quarter of 2007, a 5.3 percent increase. This improvement is primarily the result of same-store sales increases at Bob Evans Restaurants, new restaurant openings over the past year at Mimi’s Café and strong sales in the Company’s food products segment.

•	Cost of sales — Cost of sales was $125.6 million, or 29.6 percent of net sales, in the first quarter of 2008 compared to $114.6 million, or 28.4 percent of net sales, in the first quarter of 2007. This increase is the result of higher costs for commodities and raw materials in both operating segments in the first quarter of 2008 compared to the first quarter of 2007.

•	Operating wages — Operating wages were $153.8 million, or 36.2 percent of net sales, in the first quarter of 2008 compared to $148.8 million, or 36.9 percent of net sales, in the first quarter of 2007. This improvement as a percentage of net sales is the result of effective labor management, as well as leverage from strong same-store sales at Bob Evans Restaurants, which helped offset the impact of state minimum wage increases.

•	SG&A — Selling, general and administrative expenses were $35.8 million, or 8.4 percent of net sales, in the first quarter of 2008 compared to $33.8 million, or 8.4 percent of net sales, in the first quarter of 2007. The first quarter 2008 results include the impact of:
•	The net pretax gains noted earlier of $1.1 million on the sale of restaurant assets in the first quarter of fiscal 2008 compared to net pretax gains of $2.9 million in the first quarter of fiscal 2007.

•	Pretax expense for performance-based incentive compensation recorded in accordance with SFAS 123(R) of $4.0 million in the first quarter of fiscal 2008, compared to $2.5 million in the first quarter of fiscal 2007.

•	The Company’s food products segment benefited from a $1.3 million year-over-year reduction in advertising expense due to timing.

•	Income Taxes — The Company’s effective tax rate was 31.0 percent in the first quarter of fiscal 2008, compared to an effective tax rate of 32.9 percent in the first quarter of fiscal 2007.

•	Diluted Average Shares Outstanding — The Company’s diluted weighted-average share count was 35.3 million shares in the first quarter of fiscal 2008, compared to a diluted weighted-average share count of 36.5 million in the first quarter of fiscal 2007.
Chairman of the Board and Chief Executive Officer Steve Davis said, “We are generally pleased with the solid improvement in our first-quarter operating performance in a challenging environment. Among the highlights of the quarter were the success of our Bob-B-Q promotion at Bob Evans Restaurants, which contributed to same-store sales increases of approximately 4 percent in both June and July, and the continued strong results in our food products segment.”
Restaurant Segment Highlights
Same-store sales at Bob Evans Restaurants were up 3.2 percent for the quarter, with average menu prices up 2.4 percent. At Mimi’s Café, same-store sales decreased 0.7 percent for the quarter, with average menu prices up 4.0 percent. The restaurant segment’s total sales for the quarter increased 5 percent from a year ago, and its reported operating income declined 10 percent, primarily due to lower same-store sales at Mimi’s Café, higher food costs, a year-over-year increase in performance-based equity compensation under SFAS 123(R) and lower gains on the sale of restaurant assets.
Davis said, “While lower same-store sales at Mimi’s Café and higher food costs hurt our restaurant segment profitability, our proactive labor management efforts enabled us to reduce labor costs as a percentage of net sales, despite significant state minimum wage increases.
The progress that Bob Evans Restaurants has made over the past year, including four consecutive quarters of same-store sales increases, is very encouraging. We are looking to sustain this momentum in the months ahead with additional new products and our continued focus on operations excellence. At Mimi’s, the performance of new restaurants remains strong, and we are exploring various options for driving stronger same-store sales and profitability.”
During the first quarter, the Company opened one new Mimi’s Café. For the full fiscal year, the Company’s plans now call for the opening of 17 new Mimi’s Cafés, two new Bob Evans restaurants and the rebuilding of eight Bob Evans restaurants.
Food Products Segment Highlights
First-quarter results in the food products segment reflected continued strong sales momentum. Pounds sold from comparable products (principally sausage and refrigerated potatoes) were up 4 percent, with overall segment net sales up 8 percent. Operating income increased 88 percent, despite average hog costs of $42.00 per hundredweight compared to $37.00 a year ago. This improvement resulted primarily from the sales increase, as well as the shift in timing of advertising expense.
Davis said, “We achieved the 4 percent increase in comparable pounds sold for the quarter on top of a 13 percent increase a year ago. The quality, convenience and value we provide with our food products, especially our newer refrigerated side dishes, are clearly striking a responsive chord with many consumers. We see many opportunities to continue growing this business through additional line extensions and expanded distribution.”

Fiscal Year 2008 Outlook
The Company reaffirmed its guidance for fiscal 2008 diluted earnings per share of $1.68 to $1.75, excluding the anticipated impact of gains on real estate asset sales of approximately $4 million to $5 million. This equates to reported earnings per share of $1.77 to $1.84. This guidance is based on a number of important assumptions, including same-store sales estimates, and may be impacted by any of the risk factors discussed in the Company’s securities filings.
Company Repurchases 1 Million Shares in Quarter; Declares Dividend
During the first quarter, the Company repurchased approximately 1 million shares of Bob Evans Farms, Inc. common stock. Management is authorized to repurchase up to approximately 2 million additional shares over the remainder of fiscal 2008.
The Board of Directors declared a quarterly dividend of 14 cents per share on the Company’s outstanding common stock on Aug. 10, 2007. The dividend is payable Sept. 4, 2007, to stockholders of record at the close of business on Aug. 20, 2007.
Company adds Paul S. Williams to Board of Directors
The Company also announced that Paul S. Williams has been elected to fill a vacant seat on its Board of Directors, serving a term that expires in 2009. Williams is currently managing director and director of global diversity search at Major, Lindsey and Africa, the nation’s largest legal executive search firm. He has also been a member of the Board of Directors of State Auto Financial since 2003, where he chairs the compensation committee and serves on the audit and nominating and corporate governance committees. He previously held positions from 1995 to 2005 as senior vice president, deputy general counsel; assistant general counsel; and vice president, general counsel at Cardinal Health. From 1994 to 1995, he served as vice president, general counsel of Information Dimensions, Inc. Williams graduated cum laude with a Bachelor of Arts degree from Harvard in 1981 and earned his law degree from Yale in 1984.
“Paul Williams is a welcome addition to our Board of Directors,” Davis said. “We are impressed with his experience, particularly in the area of corporate governance and compensation.”
Company to Host Conference Call at 10 a.m. on Tuesday, Aug. 14
Company executives will discuss these results during a conference call at 10 a.m. ET on Tuesday, Aug. 14, 2007. To listen, call (800) 690-3108 (access code 9096487) or log in to the webcast at www.bobevans.com and then click on “Investors.” The call will be available for replay for 48 hours, beginning Tuesday, Aug. 14, 2007, immediately following the call by calling toll free (877) 519-4471 (access code 9096487). The webcast version will also be archived on the Company’s Web site.
About Bob Evans Farms, Inc.
Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans and Mimi’s Café brand names. As of July 27, 2007, Bob Evans owned and operated 579 family restaurants in 18 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States, while Mimi’s Café owned and operated 116 casual restaurants located in 20 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the Company’s Web site at http://www.bobevans.com.

Consolidated Financial Results (unaudited)
(Thousands, except per share data)

	Three Months Ended
	July 27, 2007	July 28, 2006
Net Sales
Restaurant Segment	$360,189	$343,508
Food Products Segment	64,435	59,865

Total	$424,624	$403,373

Operating Income
Restaurant Segment	$18,110	$20,168
Food Products Segment	3,415	1,818

Total	$21,525	$21,986

Net Interest Expense	$2,217	$2,483

Income Before Income Taxes	$19,308	$19,503

Provisions for Income Taxes	$5,985	$6,417

Net Income	$13,323	$13,086

Earnings Per Share
Basic	$0.38	$0.36
Diluted	$0.38	$0.36

Average Shares Outstanding
Basic	34,910	36,200
Diluted	35,328	36,467

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including, without limitation:
•	Negative publicity or litigation regarding allegations of food-related illness,

•	Failure to achieve and maintain positive same-store sales,

•	Changing business and/or economic conditions, including energy costs,

•	Competition in the restaurant and food products industries,

•	Ability to control restaurant operating costs, which are impacted by market changes in the cost or availability of labor and food, minimum wage and other employment laws, fuel and utility costs,

•	Changes in the cost or availability of acceptable new restaurant sites,

•	Accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of Mimi’s,

•	Adverse weather conditions in locations where we operate our restaurants,

•	Consumer acceptance of changes in menu offerings, price, atmosphere and/or service procedures,

•	Consumer acceptance of our restaurant concepts in new geographic areas, and

•	Changes in hog and other commodity costs.
There is also the risk that we may incorrectly analyze these risks or that the strategies developed by us to address them will be unsuccessful.
Certain risks, uncertainties and assumptions are discussed under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 27, 2007. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. It is impossible to predict or identify all such risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. Any further disclosures in our filings with the Securities and Exchange Commission should also be consulted. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the company are qualified by the cautionary statements in this section.

Contact:	Donald J. Radkoski (614) 492-4901
David D. Poplar (614) 492-4954